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                                                                    EXHIBIT 99.3

                          [AGENCY.COM Ltd. letterhead]

FOR IMMEDIATE RELEASE

AGENCY.COM ANNOUNCES COMPLETION OF FOUNDERS' AGREEMENT WITH SENECA INVESTMENTS LLC; Seneca Investments now owns approximately 65% of AGENCY.COM; Shareholder's Meeting scheduled for October 31, 2001

New York, NY - (October 1, 2001) - AGENCY.COM Ltd., (Nasdaq: ACOM), a leading e-business builder in global markets, said that the previously announced agreement by the company's founders' to sell their shares to Seneca Investments LLC has been completed.

With the completion of this agreement, Seneca has increased its stake in AGENCY.COM to approximately 65% (calculated by diluting for warrants but not options) from about 45%.

AGENCY.COM also announced that a special shareholders' meeting has been scheduled for October 31, 2001. At the meeting, shareholders will consider the merger in which Seneca would acquire the remaining shares at $3.35 per share. The closing of the merger agreement will be subject to the approval of 66-2/3% of the non-Seneca stockholders and other closing conditions.

About Seneca Investments LLC:
Seneca Investments LLC is a company that invests in e-services businesses. Seneca presently has investments in 15 companies, including AGENCY.COM.

About AGENCY.COM
AGENCY.COM is a leading e-business builder in global markets. The company provides strategy, branding and technology services that help its clients build and grow their interactive business across multiple digital channels -- the Web, wireless and interactive television. Founded in January 1995, AGENCY.COM is headquartered in New York and has offices in Amsterdam, Atlanta, Boston, Chicago, Copenhagen, Dallas, London, Paris, San Francisco, Woodbridge (NJ) and affiliate offices in Australia, Korea and Singapore. AGENCY.COM serves a broad and diversified global client base in a variety of industries. For more information, please visit www.agency.com.

MATTERS DISCUSSED IN THIS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT. MANY FACTORS COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER FROM ANTICIPATED EVENTS OR RESULTS, INCLUDING WITHOUT LIMITATION, THE FAILURE OF THE PROPOSED MERGER WITH SENECA INVESTMENTS TO OCCUR, THE ABILITY OF THE COMPANY TO ATTRACT ADDITIONAL BUSINESS, THE POTENTIAL FOR CONTRACT CANCELLATION BY OUR CUSTOMERS, THE ABILITY OF THE COMPANY TO ATTRACT AND RETAIN SKILLED EMPLOYEES, AND OTHER ITEMS THAT ARE CONTAINED IN AGENCY.COM'S REPORTS AND DOCUMENTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH READERS ARE URGED TO CONSULT.


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FOR MORE INFORMATION:
PRESS:
Melissa Holden                              Mimi Anderson
Director, Corporate Communications          Management Supervisor, Technology
AGENCY.COM                                  Ruder Finn
212.651.3962                                212.593.5888
mholden@agency.com                          andersonm@ruderfinn.com






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